Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Mike Van Handel

Chief Financial Officer

+1.414.906.6305

Tracy Shilobrit
Director of Corporate & Global Communications
+1.414.906.6088

Manpower Inc. Provides Additional Insight on French Inquiry

MILWAUKEE, WI, USA, December 2, 2004 – Manpower Inc. (NYSE: MAN) today disclosed additional information regarding an investigation launched by the French authorities.

A search warrant was executed on November 30, 2004 at Manpower France’s headquarters in Paris, authorizing the French Regional Director of Inquiries of Competition to enter the office, review and obtain documents that may be pertinent to the investigation.

“Our French management team is cooperating with the French authorities in this matter, with assistance from staff based in our international headquarters in the U.S.,” said Jeffrey A. Joerres, Chairman & CEO of Manpower Inc.

According to the warrant, the investigation stems from a complaint submitted in 2003 to the European Commission and subsequently transferred to France’s Direction Générale de la Concurrence, de la Consommation et de la Répression des Fraudes (DGCCRF), a body from the French Financial Department which investigates frauds and competition violations.   Manpower understands that the purpose of the investigation is to search for evidence of price fixing and allocation of market share within the French market.

The DGCCRF is now the investigating body in this complaint.  Their website is located at: http://www.finances.gouv.fr/DGCCRF/.  The search warrant does not address any other Manpower operations in Europe.

Joerres stated, “Although the investigation is continuing, at this time I am not aware of any inappropriate behavior by Manpower employees relating to these allegations.  As in any investigation of this type, it is difficult to predict the timing and where the investigation may lead.  However, we are hopeful that there will be a prompt resolution to this issue.”

“At Manpower, we take all matters of business conduct and ethics very seriously, requiring each of our 25,000 employees worldwide to know and understand our Code of Conduct, which requires compliance with both the spirit and the letter of the laws in each country where we operate,” said Joerres.  “We have a strong track record of ethical business behavior that we intend to uphold.  If any inappropriate behavior has taken place, we will take action to rectify the situation.”

The Manpower Inc. Code of Business Conduct and Ethics can be found on the company Website at: http://www.manpower.com/mpcom/content.jsp?articleid=340

Manpower will provide additional information following the completion of the investigation.

About Manpower Inc.

Manpower Inc. (NYSE: MAN) is a world leader in the employment services industry, offering customers a continuum of services to meet their needs throughout the employment and business cycle.  The company specializes in permanent, temporary and contract recruitment; employee assessment; training; career transition and organizational consulting services.  Manpower’s worldwide network of 4,300 offices in 67 countries and territories enables the company to meet the needs of its 400,000 customers per year, including small and medium size enterprises in all industry sectors, as well as the world’s largest multinational corporations.  The focus of Manpower’s work is on raising productivity through improved quality, efficiency and cost-reduction, enabling customers to concentrate on their core business activities.  In addition to the Manpower brand, the company operates under the brand names of Right Management Consultants, Jefferson Wells, Elan and Brook Street.  More information on Manpower Inc. is available at www.manpower.com.  More information on Manpower France can be found at: www.manpower.fr.

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MANPOWER INC. • P.O. BOX 2053 • 5301 N. IRONWOOD RD., MILWAUKEE, WI  53201 • USA • PHONE +1.414-961-1000 • www.manpower.com